EXHIBIT E  SPECIMEN CLASS A WARRANT CERTIFICATE



                            YAAK RIVER RESOURCES, INC.
                Incorporated under the Laws of the State of Colorado

WARRANT NUMBER                                              "A" COMMON STOCK
  A -                                                        Purchase Warrant
            YWA198                                            ***300,000*

                  CERTIFICATE FOR COMMON STOCK PURCHASE WARRANTS
                                                        CUSIP 984262 11 3
                            YAAK RIVER RESOURCES, INC.

THIS IS TO CERTIFY that, for value received,
                           000058

****************************THREE HUNDRED THOUSAND

or registered assigns ("Warrant Holder"), is the registered owner of the above indicated number of "A" Warrants expiring on July 21, 1993 ("Expiration Date"). One (1) "A" Warrant entitles the Warrant Holder to purchase one share of Series A common stock, $.0001 par value ("Share"), from Yaak River Resources, Inc., a Colorado corporation ("Company"), at a purchase price of $.05 per share ("Exercise Price"), commencing on July 21, 1989, an terminating on the Expiration Date ("Exercise Period"), upon surrender of this "A" Warrant Certificate with the exercise form hereon duty completed and executed with payment of the Exercise Price at the office of National Transfer and Register Corp. (Warrant Agent"), subject to the conditions set forth herein and in a Warrant Agreement dated as of November 27, 1989 ("Warrant Agreement"), between the Company and the Warrant Agent. The Exercise Price, the number of shares purchasable upon exercise of each "A" Warrant, the number of "A" Warrants outstanding and the Expiration Date are subject to adjustments upon the occurrence of certain events. The Warrant Holder may exercise all or any number of "A" Warrants. Reference hereby is made to the provisions on the reverse side of this "A" Warrant Certificate to the provisions of the Warrant Agreement, all of which are incorporated by reference in and made a part of this "A" Warrant Certificate and shall for any purposes have the same effect as though fully set forth at this place.

   Upon due presentment for transfer of this "A" Warrant Certificate at the office of the Warrant Agent a new "A" Warrant Certificate or "A" Warrant Certificates of like tenor and evidencing in the aggregate a like number of "A" Warrants, subject to any adjustment made in accordance with the provisions of the Warrant Agreement, shall be issued to the transferee in exchange for this "A" Warrant Certificate, subject to due limitations provided in the Warrant Agreement, upon payment of transfer fees and any tax or governmental charge imposed in connection with such transfer.

   The Warrant Holder of the "A" Warrants evidenced by this "A" Warrant Certificate may exercise all or any whole number of such "A" Warrants during the period and in the manner stated hereon. The Exercise Price shall be payable in lawful money of the United States of America and in cash or by check or by certified check or by bank draft payable to the order of the Company. If upon exercise of any "A" Warrants evidenced by this "A" Warrant Certificate the number of "A" Warrants exercised shall be less than the total number of "A" Warrants so evidenced, there shall be issued to the Warrant Holder a new "A" Warrant Certificate evidencing the number of "A" Warrants not so exercised.

   Subject to the following paragraph, no "A" Warrant may be exercised after 5:00 P.M. Denver time on the Expiration Date and any "A" Warrant not exercised by such time shall become void, unless extended by the Company.

   Commencing three months from the date of the Company's prospectus, the Company shall have the right to call the "A" Warrants for redemption, at any time thereafter, upon 14 days' written notice, at a price of $.05 per "A" Warrant. During the 14 day period immediately following the giving of such notice, the Warrant Holders shall have the right to exercise the "A" Warrants so held by them. Upon expiration of such 14 day period, the Warrant Holders shall have no right to exercise the "A" Warrants so held by them.
Upon expiration of such 14 day period, all rights of the Warrant Holders shall terminate, other than the rights to receive the redemption price of $.05 per "A" Warrant therefor, without interest, and the right to receive the redemption price of $.05 per "A" Warrant shall itself expire two years thereafter, or any extension of the expiration date.

   The Company's right to call the Warrants and the Warrant Holder's right to exercise the Warrant is subject to a current Registration Statement being filed with the Securities and Exchange Commission.

   This "A" Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

   IN WITNESS WHEREOF, the Company has caused this "A" Warrant to be signed by the President and by its Secretary, each by a facsimile of his signature, and has caused a facsimile of its corporate seal to be imprinted hereon.

           DATED:           NOVEMBER 21ST  1995   YAAK RIVER RESOURCES, INC.

YAAK RIVER RESOURCES INC. CORPORATE SEAL


                      s/Adolph Lee Amundson
                      ---------------------------------
                      Adolph Lee Am       , Secretary


                      s/William Ernest Simmons
                      ---------------------------------
                      William Ernest Simmons, President


Countersigned and Registered:
                      s/Lori Allred
                      --------------------------------------------------
                      Lori Allred, Transfer Agent - Authorized Signature


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